Exhibit 99.1

Zura Bio Reports Second Quarter 2025 Financial Results and

Recent Corporate Updates

•	Initiated TibuSHIELD, a global Phase 2 clinical study evaluating tibulizumab in adults with moderate to severe hidradenitis suppurativa (HS) in Q2 2025

•	Continued progress in the Phase 2 TibuSURE clinical study evaluating tibulizumab in adults with systemic sclerosis (SSc)
•	Appointed new executive and board leadership to support ongoing growth and development
•	Reported $154.5 million in cash and cash equivalents as of June 30, 2025; expected to fund planned operations through 2027

HENDERSON, Nev. – (BUSINESS WIRE) – August 14, 2025 – Zura Bio Limited (Nasdaq: ZURA) (“Zura Bio” or the “Company”), a clinical-stage, multi-asset immunology company dedicated to developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet needs, today reported financial results for the second quarter ended June 30, 2025, and provided recent corporate updates.

“The second quarter of 2025 marked continued progress across our clinical programs and organizational goals,” said Robert Lisicki, Chief Executive Officer of Zura Bio. “We advanced our Phase 2 clinical study in systemic sclerosis and initiated a second Phase 2 clinical study in hidradenitis suppurativa. We also welcomed a new Chief Financial Officer as well as a new member of our board of directors, who bring valuable experiences and perspectives. As we look ahead, we remain focused on executing our strategy with discipline and care.”

PIPELINE HIGHLIGHTS AND UPCOMING ANTICIPATED MILESTONES

Tibulizumab

Hidradenitis suppurativa

In the second quarter of 2025, Zura Bio initiated TibuSHIELD, a global Phase 2 clinical study evaluating tibulizumab in adults with moderate to severe HS. A topline data readout is anticipated in the third quarter of 2026.

Systemic sclerosis

The Company also continued to advance TibuSURE, a global Phase 2 clinical study evaluating tibulizumab in adults with SSc. A topline data readout is anticipated in the fourth quarter of 2026.

Crebankitug

Zura Bio continues to conduct preclinical and translational research on crebankitug to explore its potential in immune-mediated diseases where dual inhibition of interleukin-7 (IL-7) and thymic stromal lymphopoietin (TSLP) may offer therapeutic benefit. The Company is collaborating with academic researchers to guide future development decisions.

Torudokimab

Zura Bio is evaluating the potential role of torudokimab in inflammatory and respiratory diseases. The Company continues to monitor external clinical data from ongoing IL-33/ST2-targeted programs in asthma and chronic obstructive pulmonary disease, including Phase 2b and Phase 3 trials. An additional IL-33/ST2 data readout is expected in 2026. These findings may help inform future development plans for torudokimab.

CORPORATE HIGHLIGHTS

•	In May 2025, Dan Becker, M.D., Ph.D. joined the Board of Directors, bringing a strong background in immunology and biotechnology.
•	In July 2025, Eric Hyllengren was appointed as Chief Financial Officer. With more than 20 years of experience in financial leadership within the life sciences sector, Mr. Hyllengren will help guide the Company’s financial and operational planning.

SECOND QUARTER 2025 FINANCIAL RESULTS

Cash Position

As of June 30, 2025, Zura Bio had cash and cash equivalents of $154.5 million. The Company anticipates that its existing cash and cash equivalents should be sufficient to support operations as currently planned through 2027.

Research and Development (R&D) Expenses

R&D expenses were $8.7 million for the second quarter of 2025, compared to $5.5 million for the same period in 2024. The increase of $3.2 million was primarily related to our continued advancement of our Phase 2 clinical studies evaluating tibulizumab in SSc and HS. Specifically, we incurred a $3.3 million increase in costs related to our SSc and HS clinical studies driven by an increase in contract research organization (CRO) expenses. These increases were partially offset by a $1.3 million reduction in manufacturing costs for our product candidates. R&D compensation costs increased by $0.7 million, reflecting additional headcount to support the growing development organization.

General and Administrative (G&A) Expenses

G&A expenses were $9.4 million for the second quarter of 2025, compared to $6.2 million for the same period in 2024. The $3.2 million year-over-year increase was primarily driven by a $2.0 million increase in compensation costs to support the expansion of administrative functions and a $1.2 million increase in external spend related to organizational growth as we continue to advance our clinical development programs.

Net Loss

Net loss for the second quarter of 2025 was $16.0 million, or $0.17 per share, compared to $10.3 million, or $0.17 per share, for the same period in 2024.

ABOUT ZURA BIO

Zura Bio is a clinical-stage, multi-asset immunology company dedicated to developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet needs. The Company’s pipeline includes dual-pathway product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura Bio’s lead product candidate, tibulizumab (ZB-106), is currently being evaluated in two separate Phase 2 clinical studies in adults, including TibuSURE for systemic sclerosis and TibuSHIELD for hidradenitis suppurativa. Additional product candidates, crebankitug (ZB-168) and torudokimab (ZB-880), have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” “strategy,” “future,” “opportunity,” “would,” “seem,” “seek,” “outlook,” “goal,” “mission,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements in this release include, but are not limited to, statements regarding: Zura Bio’s forecasts, including with respect to its cash resources; Zura Bio’s expectations regarding funding, operating and working capital expenditures, business strategies and objectives; and expectations with respect to Zura Bio’s development program, including its product candidates and the potential clinical benefits thereof, data readouts, regulatory matters, clinical studies and the design and timing thereof. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Actual events are difficult or impossible to predict and could differ materially from those expressed or implied in such forward-looking statements, as a result of these risks and uncertainties, which include, but are not limited to: Zura Bio’s expectations regarding its product candidates and their related benefits, and Zura Bio’s beliefs regarding competing product candidates and products both in development and approved, may not be achieved; Zura Bio's vision and strategy may not be successful; the timing of key events and initiation of Zura Bio's studies, regulatory matters and release of clinical data may take longer than anticipated or may not be achieved at all; the potential general acceptability and maintenance of Zura Bio's product candidates by regulatory authorities, payors, physicians, and patients may not be achieved; Zura Bio's ability to attract and retain key personnel; Zura Bio's expectations with respect to its future operating expenses, capital requirements and needs for additional financing may not be achieved; Zura Bio has not completed any clinical trials, and has no products approved for commercial sale; Zura Bio has incurred significant losses since inception, and expects to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future; Zura Bio requires substantial additional capital to finance its operations, and if it is unable to raise such capital when needed or on acceptable terms, Zura Bio may be forced to delay, reduce, and/or eliminate one or more of its development programs or future commercialization efforts; Zura Bio may be unable to renew existing contracts or enter into new contracts; Zura Bio relies on third-party contract development manufacturing organizations for the manufacture of clinical materials; Zura Bio relies on contract research organizations, clinical trial sites, and other third parties to conduct its preclinical studies and clinical studies; Zura Bio may be unable to obtain regulatory approval for its product candidates, and there may be related restrictions or limitations of any approved products; Zura Bio may be unable to successfully respond to general economic and geopolitical conditions; Zura Bio may be unable to effectively manage growth; Zura Bio faces competitive pressures from other companies worldwide; Zura Bio may be unable to adequately protect its intellectual property rights; and other factors set forth in documents filed, or to be filed by Zura Bio, with the Securities and Exchange Commission (SEC), including the risks and uncertainties described in the “Risk Factors” section of Zura Bio's Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented by Zura Bio’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, and other filings with the SEC. These risks and uncertainties may be amplified by health epidemics or other unanticipated global disruption events, including the conflict between Russia and Ukraine and the Israel-Hamas war and sanctions related thereto, international trade policies, including tariffs, inflation, increased interest rates, uncertain global credit and capital markets and disruptions in banking systems, and changes in regulations, which may continue to cause economic uncertainty. Zura Bio cautions that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Zura Bio gives no assurance that it will achieve its expectations. Zura Bio does not undertake or accept any obligation to update any forward-looking statements, except as required by law.

 ZURA BIO LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$154,490	$176,498
Prepaid expenses and other current assets	2,495	2,246
Total current assets	156,985	178,744
Property and equipment, net	122	91
Other assets	698	698
Total assets	$157,805	$179,533

Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Accounts payable and accrued expenses	$18,696	$19,514
Total current liabilities	18,696	19,514
Total liabilities	18,696	19,514

Commitments and contingencies

Redeemable noncontrolling interest	11,663	11,663

Shareholders’ Equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized as of June 30, 2025 and December 31, 2024; no shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Class A Ordinary Shares, $0.0001 par value; 300,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 62,064,270 and 65,297,530 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	6	7
Additional paid-in capital	315,231	302,705
Accumulated deficit	(189,332)	(155,897)
Total Zura Bio Limited shareholders' equity	125,905	146,815
Noncontrolling interest	1,541	1,541
Total shareholders’ equity	127,446	148,356
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$157,805	$179,533

ZURA BIO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$8,704	$5,539	$19,178	$9,132
General and administrative	9,358	6,220	18,138	11,006
Total operating expenses	18,062	11,759	37,316	20,138
Loss from operations	(18,062)	(11,759)	(37,316)	(20,138)
Other (income)/expense, net:
Interest income	(1,717)	(2,196)	(3,534)	(3,411)
Change in fair value of private placement warrants	—	768	—	1,374
Other income, net	(352)	(2)	(347)	(25)
Total other income, net	(2,069)	(1,430)	(3,881)	(2,062)
Loss before income taxes	(15,993)	$(10,329)	(33,435)	(18,076)
Income tax benefit	—	—	—	—
Net loss	(15,993)	(10,329)	(33,435)	(18,076)
Accretion of redeemable noncontrolling interest to redemption value	—	(2,337)	—	(2,337)
Adjustment of redeemable noncontrolling interest from redemption value to carrying value	—	—	—	7,017
Net loss attributable to Class A Ordinary Shareholders of Zura	$(15,993)	$(12,666)	$(33,435)	$(13,396)
Net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	$(0.17)	$(0.17)	$(0.36)	$(0.22)
Weighted-average Class A Ordinary Shares used in computing net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	94,289,954	74,947,369	93,630,719	60,930,956

CONTACTS

Megan K. Weinshank

Head of Corporate Affairs

ir@zurabio.com